Exhibit 10.1

GENCO SHIPPING & TRADING LIMITED

299 PARK AVENUE

12TH FLOOR

NEW YORK, NEW YORK 10171

646-443-8550

August 7, 2019

Mr. John Wobensmith

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, New York 10171

Dear John:

The purpose of this letter is to confirm our understanding regarding that agreement between you and Genco Shipping & Trading Limited (“Genco” or the "Company") dated September 21, 2007, as amended from time to time prior to the date hereof (the "Agreement").  When fully executed, this letter shall constitute an amendment to the Agreement.  It is hereby agreed as follows:

1.         Section 6(c) of the Agreement shall be deleted in its entirety and replaced with the following:

“(c)      In the event of your resignation for Good Reason, or in the event that your employment is terminated by Genco, other than in accordance with Section 6(a) or (b), and subject to your execution and non-revocation of a general release of all claims substantially in the form attached hereto as Exhibit A (the “Release”), you shall be entitled to receive (i) your Base Salary through the Termination Date; (ii)  a lump sum payment equal in amount to double your annualized base salary, as determined on the Termination Date, less all deductions and withholdings, payable within sixty (60) days of your termination date; (iii) a lump sum payment equal to double the average of your three (3) prior years’ Annual Incentive Award payable within sixty (60) days of your termination date and (iv) a pro-rata Bonus for the year in which the Termination Date occurs (the “Pro-rata Bonus”) equal to the amount by which (x) the amount determined by multiplying the average Annual Incentive Award granted to you during the three years preceding the year in which the Termination Date occurs by a fraction, the numerator of which is the number of days you were employed by the Company during the year of termination and the denominator of which is 365 exceeds (y) the value of any Annual Incentive Award granted or paid to you in respect of the year of termination payable within sixty (60) days of your termination date; provided that, in the event of a Change in Control that occurs within nine (9) months following such resignation for Good Reason or termination by Genco other than in accordance with Section 6(a) or (b), then you shall also be entitled to receive (A) a lump-sum payment equal to your annualized base salary, as determined on the Termination Date, less all deductions and withholdings, payable at the time of the Change in Control, and (B) a lump-sum payment equal to the average of your three (3) prior years’ Annual Incentive Award, determined as of the Termination Date, payable at the time of the Change in Control (such payments, the “Additional Payments”) (provided, for the avoidance of doubt, that the Additional Payments will not be paid if you are already eligible to receive enhanced severance payments and benefits under Section 7(a), so as to not result in a duplication of benefits).  For purposes of this Agreement, “Annual Incentive Award” for any year prior to January 1, 2017 shall mean the cash bonus earned by you for such year, including any amounts deferred, and for any year beginning on or after January 1, 2017 shall mean the short-term annual cash bonus earned by you for such year, including any amounts deferred.  In addition, you shall be entitled to any amounts owing to you but not yet paid, including without limitation, any bonus payments awarded for any performance period that has ended and any business expenses required to be reimbursed under Section 5(e), as well as any other payments, entitlements and benefits, if any, in accordance with applicable plans, programs, arrangements of, or any agreement, including this Agreement, with, the Company or any affiliate (the “Accrued Amounts”), payable within twenty (20) days of  your termination.  Additionally, Genco shall provide you with coverage under any Genco Group medical, dental, long-term disability or life insurance benefit plan or program in which you participated immediately prior to such termination or any replacement plan or program (so long as such coverage is available under the Company’s applicable plans or programs) for a period of 24 months following the Termination Date; provided that, in the event of a Change in Control that occurs within nine (9) months following a Termination Date that qualifies you for the Additional Payments, then such 24-month time period will be replaced with a 36-month time period  (provided, for the avoidance of doubt, that the maximum period of additional benefits will not exceed 36 months even if you are already eligible to receive enhanced severance payments and benefits under Section 7(a), so as to not result in a duplication of benefits).  Finally, the Company agrees that your rights under COBRA to continued medical and dental coverage shall be deemed to commence after the expiration of such 24-month period or 36-month period, as applicable, so long as the Company’s policies allow such a commencement.  The Release must be executed and delivered to the Company, with all periods for revocation having expired, within sixty  (60) days following the Termination Date, provided that, in the event that such 60-day period spans two different calendar years, then the payments under subclauses (ii), (iii), and (iv) above will not be paid to you before January 1st of the latter of such two calendar years.  Failure to timely execute and return the Release or the revocation thereof shall be a waiver of your right, if any, to the benefits set forth in this Section 6(c), except for the Accrued Amounts.  The Company agrees that it will promptly countersign the Release, and provide you with a copy of the countersigned release, upon its receipt of the Release executed by you.”

2.         Section 7(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“(a)      Notwithstanding anything in this Agreement to the contrary, if (i) a Change in Control occurs after the date hereof; and (ii) upon such Change in Control or within 2 years thereafter you terminate your employment for Good Reason as defined above or the Company terminates your employment without Cause, you shall be entitled to all the payments, benefits and entitlements as of the Termination Date as set forth in Section 6(c) provided that the multiple in Section 6(c)(ii) and (iii)  shall be triple (not double) and the time period in Section

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6(c) shall be 36 months, not 24 months, in each case subject to the execution and non-revocation of the Release in accordance with the two penultimate sentences of Section 6(c) (and the Company will countersign the Release and provide you with a copy of the countersigned Release in accordance with the last sentence of Section 6(c)).  If, following a Change in Control, the Company alters your job such that you would have "Good Reason" to resign under subclause (i) of the "Good Reason" definition above, and provided that you continue to have primarily senior management- and/or executive transition-type duties and responsibilities for the duration of such altered job, then you agree that you may not resign for Good Reason under subclause (i) as a result of such altered job during the six (6)-month period immediately following the Change in Control (the "Transition Period").  Instead, in such event, upon the conclusion of the Transition Period, unless you and the Company agree otherwise in writing, your employment will automatically terminate (and will be deemed terminated by the Company without Cause or by you with Good Reason) and you will become entitled to severance in accordance with this Section 7(a) (and, in such event, (I) for purposes of determining the average of your three “prior years’ Annual Incentive Award” under clause (iii) of Section 6(c) above, the three prior years used will be the three (3) calendar years immediately preceding the year in which the Change in Control occurs, and (II) for purposes of determining your Pro-rata Bonus under clause (iv) of Section 6(c) above, “the year in which the Termination Date occurs” will be deemed to be “the year in which the Change in Control occurs”).  During the Transition Period, you will be entitled to continue to receive your Base Salary and participate in the Company's employee benefit plans and you will receive a Pro-rata Bonus for the Transition Period (in addition to the Pro-rata Bonus under clause (iv) of Section 6(c) above, other than as would result in duplication of payment of the Pro-rata Bonus for the same period of employment or service).  Nothing in this paragraph is intended to limit the Company's right to terminate your employment with or without Cause or your right to resign with or without Good Reason following a Change in Control (other than that you may not resign pursuant to subclause (i) of the Good Reason definition, provided that the condition set forth in the initial sentence of this paragraph is satisfied).  In addition, you agree to consider any offer of employment made to you by the Company following a Change in Control whereby you would no longer be the Chief Executive Officer of the Company or its ultimate parent (provided that such ultimate parent company is an operating or holding company and not a financial or institutional investor) following the Change in Control, but you will be under no obligation to accept any such offer and your rejection of any such offer will in no way impact your eligibility to receive severance under this Agreement.

For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934 (a “Person”) (other than  (A) Apollo Global Management LLC, Centerbridge Partners L.P., and Strategic Value Partners, LLC; their respective Affiliates; and their respective funds, managed accounts, and related entities managed by any of them or their respective Affiliates, or wholly-owned subsidiaries of the foregoing, but not including, however, any of their operating portfolio companies; and any group of the foregoing; where “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, and a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person,

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whether through the ownership of voting securities, by contract agreement or arrangement  (each, an “Excluded Person”), (B) the Company, (C) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or (D) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities; or

(ii) the sale of all or substantially all of Genco's assets in one or more related transactions within a 12-month period to any person, other than such a sale to (x) a subsidiary of Genco which does not involve a change in the equity holdings of Genco, (y) an Excluded Person, or (z) any company or entity owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company;

(iii) any merger, consolidation, reorganization or similar event of Genco or any of its subsidiaries, as a result of which the holders of the voting stock of Genco immediately prior to such merger, consolidation, reorganization or similar event do not directly or indirectly hold at least fifty percent (50%) of the aggregate voting power of the voting securities of the surviving entity;

(iv) any Person, other than an Excluded Person, becomes the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934), directly or indirectly, of securities of the Company representing more than 40% of the combined voting power of the Company’s then outstanding Voting Securities and such Person is required to file a Schedule 13D; or

(v) a majority of the members of the Board of Directors of Genco is replaced during any 12-month period by directors whose appointment or election is not either (x) endorsed by a majority of Genco’s Board of Directors before the date of such appointment or election or (y) at the request of an Excluded Person.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred if an Excluded Person has the ability to appoint a majority of the members of the Board of Directors.

For the purposes of this section “Voting Securities” shall mean the securities entitled to vote generally in the election of directors to the Board of Directors of the Company.

Further, and notwithstanding the foregoing, for each payment subject to Section 409A of the Internal Revenue Code for which a Change in Control is the payment event for Section 409A purposes, a Change in Control shall be deemed to occur under this Agreement with respect to such payment only if a change in the ownership or effective control of Genco or a change in the ownership of a substantial portion of the assets of Genco shall also be deemed to have occurred under Section 409A of the Internal Revenue Code.”

3.         This letter and the Agreement contain the entire understanding between the parties on the subjects covered here and supersede all prior agreements, arrangements and

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understandings, whether written or oral, regarding the subjects covered here.  The Agreement and this letter may not be changed, nor may any of their provisions be waived, orally, but may only be changed in writing signed by both parties.

4.         You agree and acknowledge that the parties hereto have been provided with the opportunity to consult with counsel regarding the provisions of this letter.

5.         This letter may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

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Very truly yours,

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Apostolos Zafolias
Name: Apostolos Zafolias
Title: Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ John Wobensmith
John Wobensmith
Date: August 7, 2019